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EXHIBIT 2.2

AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT

        This Amendment No. 1 to Asset Purchase Agreement (this "Amendment") is entered into effective as of July 20, 2004, by and among Boston Biomedica, Inc., a Massachusetts corporation ("Parent") and BBI Biotech Research Laboratories, Inc., a Massachusetts corporation ("BBI Biotech", and together with Parent, the "Seller"), and SeraCare Life Sciences, Inc., a California corporation ("Buyer").

        WHEREAS, on April 16, 2004, Buyer and Seller entered into that certain Asset Purchase Agreement (as amended, the "Purchase Agreement"), pursuant to which Buyer agreed to purchase from Seller and Seller agreed to sell to Buyer substantially all of the assets of both the BBI Diagnostics and the BBI Biotech Research Laboratories divisions of Parent.

        WHEREAS, the parties wish to amend the Purchase Agreement in the manner provided herein.

        NOW, THEREFORE, in consideration of the foregoing recitals, the parties hereto, intending to be legally bound, agree as follows:

        1.    Terms Defined in the Purchase Agreement.    All capitalized terms used but not defined herein have the meaning ascribed to such terms in the Purchase Agreement, and all of such terms and their definitions shall be incorporated herein by this reference.

        2.    Amendment to the Purchase Agreement.

          a.     The following text from the second line of Sections 11.1(b) and 11.1(h) of the Purchase Agreement is hereby deleted: "August 15, 2004".

          b.     The following text is hereby added to the second line of Sections 11.1(b) and 11.1(h) of the Purchase Agreement to replace the text deleted above: "September 2, 2004".

          c.     The parties may mutually agree to further extend the "September 2, 2004" date referenced above in Section 2(b) by an instrument in writing signed on behalf of each of the parties hereto.

        3.    Governing Law.    This Amendment shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware.

        4.    Counterparts.    This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signatures on the Following Page]

        IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed by its duly authorized officers as of the day and year first above written.

BUYER:		SELLER:
SeraCare Life Sciences, Inc.		Boston Biomedica, Inc.
By:	/s/ MIKE CROWLEY	By:	/s/ RICHARD T. SCHUMACHER
Name:	Mike Crowley	Name:	Richard T. Schumacher
Title:	President and CEO	Title:	Chief Executive Officer
BBI Biotech Research Laboratories, Inc.
		By:	/s/ RICHARD T. SCHUMACHER
		Name:	Richard T. Schumacher
		Its:	Duly Authorized

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AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT